UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2019

MID PENN BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-13677	25-1666413
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

349 Union Street Millersburg, Pennsylvania	1.866.642.7736	17061
(Address of Principal Executive Offices)	( Registrant’s telephone number, including area code)	(Zip Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	MPB	The Nasdaq Global Select Market

MID PENN BANCORP, INC.

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Supplemental Executive Retirement Plan Agreement

On May 22, 2019, Mid Penn Bank (the “Bank”), the wholly owned subsidiary of Mid Penn Bancorp, Inc. (the “Company”), entered into a supplemental executive retirement plan agreement (“SERP”) with Joseph L. Paese, Executive Vice President and Director of Trust and Wealth Management of the Bank.

The SERP provides for the monthly payment of a fixed cash benefit over a period of fifteen (15) years, commencing on the first day of the month following Mr. Paese’s separation from service: (i) occurring on or after reaching normal retirement age (age 70); (ii) due to disability; (iii) due to death; or (iv) within two (2) years following a change in control of the Bank. One-half of the benefit vests on January 1, 2022, with an additional 10% vesting each January 1 thereafter until fully vested on January 1, 2027. Any unvested portion of the benefit fully vests upon a change in control of the Bank. The amount of the annual benefit is $50,000 and is subject to increase by the Board of Directors of the Bank, in its discretion.

The SERP also provides that, in the event that the payments to be received by Mr. Paese, when taken together with payments and benefits payable to or on behalf of him under any other plans, contracts or arrangements, will be subject to excise tax under Internal Revenue Code Section 4999, he shall receive an additional payment in an amount equal to such excise tax actually paid by him, without regard to any additional tax, interest or penalty payable by him on that additional amount.

The SERP also contains non-competition and non-solicitation covenants substantially similar to those contained in the change in control agreement to which Mr. Paese is a party. A violation of such covenants, except in limited circumstances, would result in the forfeiture of any unpaid benefits.

The foregoing summary of the SERP agreement is not complete and is qualified in its entirety by reference to the full text of such SERP agreement, the form of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference

Amendments to Change in Control Severance Agreements

On May 22, 2019, the Company entered into an amendment to its Change in Control Severance Agreements with the following named executive officers: Michael D. Peduzzi, Senior Executive Vice President and Chief Financial Officer, Scott W. Micklewright, Senior Executive Vice President and Chief Revenue Officer of the Bank, and Justin T. Webb, Senior Executive Vice President and Chief Operating Officer of the Bank (each, an “Executive” and, collectively, the “Executives”). The sole purpose of the amendment was to increase the amount of the benefit payable thereunder from two (2) times the Executive’s highest annual base salary in effect during the twelve months preceding the Executive’s termination of employment to two and one-half (2.5) times such highest annual base salary. All other terms of the Change in Control Severance Agreement remain unchanged.

Additionally, on May 22, 2019, the Company entered into an amendment to its Change in Control Severance Agreement with Rory G. Ritrievi, President and Chief Executive Officer, and Mr. Paese, solely to provide for the same limited gross up payment as that contained in such executive’s Supplemental Executive Retirement Plan Agreement with the Bank. The form of the amendment to the Change in Control Severance Agreement is identical to that entered into between the Company and the above named executive officers on August 31, 2018, which was reported under Item 5.02 of the Company’s Current Report on Form 8-K filed on September 5, 2018. The Company incorporates herein by reference the description of the amendment to the Change in Control Severance Agreements contained in such Current Report. All other terms of Mr. Ritrievi’s and Mr. Paese’s Change in Control Agreement remain unchanged.

The foregoing summary of the amendments to the Change in Control Agreements is not complete and is qualified in its entirety by reference to the full text of such amendments, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

No.	Description

10.1	Form of Supplemental Executive Retirement Plan Agreement (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on September 5, 2018).

10.2	Form of Amendment No. 2 to Change in Control Severance Agreement of Messrs. Micklewright, Peduzzi and Webb.

10.3	Form of Amendment No. 1 to Change in Control Severance Agreement of Messrs. Ritrievi and Paese (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed on September 5, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID PENN BANCORP, INC.
(Registrant)

Date: May 24, 2019	By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer